Exhibit 99.1

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: MARY ASADORIAN
(616) 233-6680

CLARION TECHNOLOGIES REPORTS SECOND QUARTER 2005 RESULTS

Grand Rapids, MI (August 16, 2005) — Clarion Technologies, Inc. (OTCBB: CLAR.OB) today announced financial results for the quarterly period ended July 2, 2005.

Clarion’s 2005 sales for the second quarter were $39.0 million versus $28.1 million in the second quarter of 2004. Sales for the first six months of 2005 were $71.3 million versus $57.7 million for the same period of 2004. The 23% increase in revenue was driven primarily by sales of new products with existing customers. Net loss attributable to the common shareholder for the first six months of 2004 was ($9.5) million versus ($3.2) million for the same period of 2003. The increase in net loss attributable to common shareholder was primarily driven by the increase in accrued dividends.

Clarion Technologies’ President, Bill Beckman, commented, “We are pleased with the growth in sales over the last year. We added additional products and continue to be awarded new opportunities. We also completed the transition of moving from two facilities in Pella, Iowa to one larger facility in Ames, Iowa. In addition, we are nearly complete with consolidating the products in the South Haven operation to the Caledonia facility. These consolidations are an investment in our future. These investments are necessary for our future growth.”

President Beckman further commented, “We still have one major investment yet to be done. That is in Mexico. We are preparing to move a large portion of our production in our Greenville facilities to a facility in Juarez Mexico. This movement will begin in the third quarter of 2005 and extend into the beginning of 2006. . This investment will build a solid foundation for our company to build on.”

Clarion Technologies, Inc. operates four manufacturing facilities in Michigan, one in South Carolina, and one in Iowa with approximately 170 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company’s headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Mary Asadorian at (616) 233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in the Company’s Annual Report on Form 10-K for the year ended December 25, 2004, and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CLARION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Second Quarter Ended		Six Months Ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004

Net sales	$ 38,980	$ 28,127	$ 71,254	$ 57,721
Cost of sales	36,550	24,718	68,700	50,567

Gross profit	2,430	3,409	2,554	7,154

Operating expenses:
Selling, general and administrative	1,806	1,916	3,483	3,732
expenses
Restructuring and impairment credits	-	(117)	-	(117)

	1,806	1,799	3,483	3,615
Operating income (loss)	624	1,610	(929)	3,539

Interest expense	(1,284)	(1,120)	(2,591)	(2,240)
Other income, net	20	4	31	6

Income (loss) before income taxes	(640)	494	(3,489)	1,305

Provision for income taxes	-	-	-	-

Net income (loss)	$ (640)	$ 494	$(3,489)	$ 1,305

Basic and Diluted EPS calculation:
Numerator:
Net income (loss)	$ (640)	$ 494	$(3,489)	$ 1,305
Preferred stock dividends declared	(2,724)	(1,777)	(5,503)	(4,058)
Accretion of preferred stock to
mandatory redemption value	(235)	(226)	(485)	(450)

Net loss attributable to common
shareholders	$(3,599)	$(1,509)	$(9,477)	$(3,203)

Denominator:
Average common shares outstanding
(basic and diluted)	45,391	45,209	45,342	45,155

Loss per share attributable to
common shareholders (basic and diluted)	$ (0.08)	$ (0.03)	$ (0.21)	$ (0.07)